Exhibit 99.1

Investor Contact

Stacy Roughan

Director, Investor Relations

DineEquity, Inc.

818-637-3632

Media Contact

Lucy Neugart

Sard Verbinnen

415-618-8750

DineEquity, Inc. Previews Strong Fourth Quarter 2010

Same-Restaurant Sales Performance

Company Announces Preliminary 2010 Financial Performance Results In Conjunction
with Proposed Re-pricing of Outstanding Term Loan Facility

GLENDALE, Calif., February 9, 2011 — DineEquity, Inc. (NYSE: DIN), the parent company of Applebee’s Neighborhood Grill & Bar and IHOP Restaurants, today provided a preview of its sales performance results for the fourth quarter and fiscal year ended December 31, 2010, along with other key financial performance updates.  The Company is providing this information in conjunction with a proposed re-pricing of its senior secured term loan facility.  DineEquity is pursuing an opportunistic re-pricing of its term loan facility at this time to take advantage of lower interest rates available in the current senior secured debt market.  The proposed re-pricing of the Company’s bank debt is subject to market and other conditions.

Same-Restaurant Sales Performance

Applebee’s domestic system-wide same-restaurant sales increased 2.9% for the fourth quarter 2010 compared to the same period in 2009.  The improvement was primarily due to ongoing marketing and operational initiatives and menu enhancements.  Domestic franchise same-restaurant sales increased 3.4% and company-operated Applebee’s same-restaurant sales increased 0.3% for the fourth quarter 2010 compared to the same period in 2009.  Fourth quarter 2010 results at Applebee’s company-operated restaurants reflected a higher average guest check partially offset by a decline in guest traffic compared to the same period in 2009.  Menu pricing at company-operated restaurants for the fourth quarter 2010 increased 2.1%.  For fiscal 2010, Applebee’s domestic system-wide same-restaurant sales increased 0.3% compared to the same period in 2009.  For fiscal 2010, domestic franchise same-restaurant sales increased 0.6% and company-operated Applebee’s same-restaurant sales decreased 1.3% compared to the same period in 2009.

IHOP’s domestic system-wide same-restaurant sales increased 1.1% for the fourth quarter 2010 compared to the same period in 2009.  The improvement was primarily due to the limited-time offer Fall Festival along with the promotion of Trick or Treat All-You-Can-Eat Pancakes.  IHOP’s same-restaurant sales results for the fourth quarter 2010 reflected a higher average guest check offset by a decline in guest traffic.  For fiscal 2010, IHOP’s domestic system-wide same-restaurant sales were flat compared to the same period in 2009.

Additional performance highlights for the fourth quarter and fiscal year ended December 31, 2010, along with other considerations, included:

•                  The Company’s twelve-month adjusted consolidated EBITDA performance for fiscal 2010 was approximately $360 million.  Taking into account the impact of the sale of 83 company-operated Applebee’s restaurants in 2010 and the completed or pending sale of 66 company-operated Applebee’s restaurants in the first quarter 2011, the twelve-month consolidated EBITDA would have been approximately $324 million on a pro forma basis for fiscal 2010.  [See non-GAAP financial measures below.]  The Company believes that its increasingly franchised business model is less capital intensive and experiences less volatility in cash flow performance compared to the operation of company-operated restaurants.

•                  Since the completion of its corporate refinancing in October 2010 through December 31, 2010, DineEquity has reduced its debt balances by approximately $78 million. This reduction in debt was achieved from the use of free cash flow as well as from the sale of company-operated Applebee’s restaurants and a reduction in capital lease obligations.  The Company’s total debt balance as of December 31, 2010 was approximately $2.07 billion.

•                  In the first quarter 2011, DineEquity successfully completed the sale of 36 company-operated Applebee’s restaurants located in St. Louis, Missouri and parts of Illinois.  The transaction resulted in after-tax cash proceeds of $25 million, which was used to reduce bank debt.  This transaction also reduced sale-leaseback related financing obligations by $11 million.  DineEquity expects to complete the previously announced sale of 30 company-operated Applebee’s restaurants located in Washington D.C. and surrounding areas by the end of February 2011.  This transaction is expected to result in after-tax proceeds of approximately $28 million and is expected to reduce sale-leaseback related financing obligations by approximately $20 million.  As a result of these transactions and use of free cash flow for debt pay down in January 2011, DineEquity expects total debt to be approximately $1.93 billion at the time of re-pricing its bank debt.  Total debt is expected to consist of a $742 million senior secured term loan facility, $825 million in senior unsecured notes, $215 million in financing obligations and $152 million in capital lease obligations.

•                  The Company expects to recognize a charge of approximately $8 million in the fourth quarter 2010 related to the default of an IHOP franchisee.  Such charges are included in the “GAAP loss before income taxes” line item in the accompanying non-GAAP financial measures reconciliation below.  The large majority of this write off relates to non-cash lease accounting charges.  The Company believes this event was the result of the franchisee’s business activities unrelated to IHOP restaurants.  The impacted restaurants are in the process of being sold to an existing IHOP franchisee.

The financial information included in this news release for the fiscal year ended December 31, 2010 is unaudited, subject to completion, reflects DineEquity’s current best estimates and may be revised as a result of management’s further review of the Company’s results. During the course of the preparation of its consolidated annual financial statements and related notes for the fiscal year ended December 31, 2010, the Company may identify items that require material adjustments to the preliminary financial information presented in this news release.

DineEquity will release full fourth quarter and fiscal 2010 financial results on Thursday, March 3, 2011.

About DineEquity, Inc.

Based in Glendale, California, DineEquity, Inc., through its subsidiaries, franchises and operates restaurants under the Applebee’s Neighborhood Grill & Bar and International House of Pancakes brands.  With nearly 3,500 restaurants combined, DineEquity is the largest full-service restaurant company in the world.  For more information on DineEquity, visit the Company’s Web site located at www.dineequity.com.

Forward-Looking Statements

There are forward-looking statements contained in this press release. They use such words as “may,” “will,” “expect,” “believe,” “plan,” or other similar terminology.  These statements involve known and unknown risks, uncertainties and other factors, which may cause the actual results to be materially different than those expressed or implied in such statements. These factors include, but are not limited to: the implementation of DineEquity, Inc.’s (the “Company”) strategic growth plan; the availability of suitable locations and terms for sites designated for development; the ability of franchise developers to fulfill their commitments to build new restaurants in the numbers and time frames covered by their development agreements; legislation and government regulation including the ability to obtain satisfactory regulatory approvals; risks associated with the Company’s indebtedness; conditions beyond the Company’s control such as weather, natural disasters, disease outbreaks, epidemics or pandemics impacting the Company’s customers or food supplies, or acts of war or terrorism; availability and cost of materials and labor; cost and availability of capital; competition; potential litigation and associated costs; continuing acceptance of the IHOP and Applebee’s brands and concepts by guests and franchisees; the Company’s overall marketing, operational and financial performance; economic and political conditions; adoption of new, or changes in, accounting policies and practices; and other factors discussed from time to time in the Company’s news releases, public statements and/or filings with the Securities and Exchange Commission, especially the “Risk Factors” sections of Annual and Quarterly Reports on Forms 10-K and 10-Q. Forward-looking information is provided by the Company pursuant to the safe harbor established under the Private Securities Litigation Reform Act of 1995 and should be evaluated in the context of these factors. In addition, the Company disclaims any intent or obligation to update these forward-looking statements.

Non-GAAP Financial Measures

This news release includes references to the non-GAAP financial measures “EBITDA,”  “adjusted EBITDA” and “Pro Forma EBITDA.” The calculation of EBITDA is defined in our Credit Agreement dated October 8, 2010 among the Company and the lenders under the Credit Agreement. “Adjusted EBITDA” and “Pro Forma EBITDA” remove the effects of certain transactions from our GAAP loss before income taxes and our prescribed EBITDA calculation. We believe these measures are useful in evaluating our results of operations and in providing a baseline for the evaluation of future operating results. These non-U.S. GAAP measures are not defined in the same manner by all companies and may not be comparable to other similarly titled measures of other companies.

Non-U.S. GAAP measures should be considered in addition to, and not as a substitute for, the GAAP information contained within our financial statements.

NON-GAAP FINANCIAL MEASURES

(In millions)

(Unaudited)

Reconciliation of loss before income taxes to EBITDA, adjusted EBITDA, and pro-forma EBITDA

Twelve Months Ended December 31, 2010

	EBITDA	(1)	Adjusted EBITDA	(2)	Pro Forma EBITDA
GAAP loss before income taxes	$(12.1)	$7.7	$(4.4)	$(35.1)	$(39.5)
Interest charges	190.8	—	190.8	(8.3)	182.5
Loss on retirement of debt and temporary equity	107.0	—	107.0	—	107.0
Depreciation and amortization	61.4	—	61.4	(7.8)	53.6
Non-cash stock-based compensation	13.1	—	13.1	—	13.1
Impairment and closure charges	3.5	—	3.5	(0.5)	3.0
Other	1.9	—	1.9	—	1.9
Gain on sale of assets	(13.6)	—	(13.6)	15.6	2.0
EBITDA	$352.0	$7.7	$359.7	$(36.1)	$323.6

(1)         To remove charges related to the default of an IHOP franchisee.

(2)         To reflect pro forma impact of the franchising of 149 company-operated Applebee’s restaurants (83 sold in 2010 and 66 sold or pending sale in Q1 2011). This impact reflects the financial results of these 149 restaurants as if they were operated under a franchise agreement for the twelve months ended December 31, 2010.